Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: December 14, 2020

MEDIA:	INVESTOR CONTACTS:
media@williams.com	Danilo Juvane
(800) 945-8723	(918) 573-5075

Transco Announces Extension of Exchange Offer

TULSA, Okla. – Transcontinental Gas Pipe Line Company, LLC (“Transco”), a wholly owned subsidiary of The Williams Companies, Inc. (NYSE: WMB), announced today that it has extended its offer to exchange any and all of its $700 million in aggregate principal amount of outstanding 3.250 percent Senior Notes due 2030 and $500 million in aggregate principal amount of outstanding 3.950 percent Senior Notes due 2050 for an equal amount of the applicable series of its registered 3.250 percent Senior Notes due 2030 and 3.950 percent Senior Notes due 2050 until 5 p.m. Eastern Standard Time (EST) on December 16, 2020. The offer was previously scheduled to expire at 5 p.m. EST on December 11, 2020.

As of 5:00 p.m. EST on Friday, December 11, 2020, holders of $698,870,000 aggregate principal amount of the outstanding 3.250 percent Senior Notes due 2030 (constituting approximately 99.8 percent of the principal amount of such outstanding notes) and holders of $500 million aggregate principal amount of the outstanding 3.950 percent Senior Notes due 2050 (constituting 100 percent of the principal amount of such outstanding notes), have delivered valid tenders pursuant to the offer. Except as set forth herein, the terms and conditions of the offer remain unchanged. Transco may further extend the expiration date of the offer in its sole discretion.

The offer is being made pursuant to a prospectus dated November 12, 2020, a copy of which has been filed with the Securities and Exchange Commission. Transco has not authorized any person to provide information other than as set forth in the prospectus. Copies of the prospectus and the transmittal letter governing the exchange offer can be obtained from the exchange agent, The Bank of New York Mellon Trust Company, N.A., by faxing a request to (732) 667-9408 or by writing via regular or certified mail, or overnight courier, to The Bank of New York Mellon Trust Company, N.A., Corporate Trust Operations—Reorganization Unit, 111 Sanders Creek Parkway, East Syracuse, New York 13057, Attn: Tiffany Castor.

This press release is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy any security. The exchange offer is being made solely pursuant to the prospectus dated November 12, 2020, including any supplements thereto, and only to such persons and in such jurisdictions as is permitted under applicable law.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Transco believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in Transco’s annual and quarterly reports filed with the Securities and Exchange Commission.

2